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Exhibit 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS FOURTH QUARTER AND YEAR-END RESULTS

        Lake Forest, IL. January 23, 2003—Packaging Corporation of America (NYSE: PKG) today reported fourth quarter 2002 net income of $12 million, or $0.12 per share, compared to fourth quarter 2001 net income of $18 million, or $0.17 per share. Fourth quarter net sales were $418 million compared to $413 million in 2001. Full year net income was $48 million, or $0.45 per share in 2002, compared to full year net income of $106 million in 2001, or $0.98 per share. Full year net sales were $1.7 billion in 2002 compared to $1.8 billion in 2001.

        PCA generated $240 million in cash from operating activities in 2002, of which $107 million was used for capital expenditures, $53 million for debt paydown, and $33 million for repurchases of PCA common stock. Cash on-hand, which also includes $2 million from non-operating activities, increased by $49 million to $131 million at year-end. If PCA's cash on-hand were deducted from long-term debt, the resulting net debt would be $611 million, and PCA's net debt to total capital would be 43%.

        Lower earnings for the quarter, compared to a year ago, were driven primarily by higher recycled and virgin fiber costs as well as increased medical costs, which were partially offset by higher containerboard and corrugated products volume. Lower earnings for the full year compared to 2001 were driven primarily by lower prices for containerboard and corrugated products. PCA also experienced increased recycled fiber and medical costs and higher depreciation in 2002, but these items were more than offset by higher volume and lower interest expense.

        During the fourth quarter, PCA's corrugated products volume per workday was up 3.2% compared to last year and up 3.9% for the full year. Containerboard production in the fourth quarter was 559,000 tons, with about 12,000 tons of market related mill downtime taken primarily in December. PCA ended the year with its containerboard inventories 11,000 tons below 2001 year end levels.

        Paul T. Stecko, Chairman and CEO of PCA, commenting on the fourth quarter, said, "Operationally, we continued to perform quite well and improve our balance sheet. Although our volume was up again in a difficult economy, it was not up enough to completely avoid mill downtime. We did, however, exit the quarter with our containerboard inventories at historically low, year-end levels.

        Mr. Stecko added, "PCA takes its two linerboard mills, Counce and Valdosta, down every first quarter for their annual maintenance outages, which will reduce production by about 26,000 tons compared to the fourth quarter and also increase mill operating costs. In addition, we expect seasonally higher fuel and wood costs in the first quarter. Considering these items, and in light of current economic and pricing conditions, PCA expects first quarter earnings to be lower than the fourth quarter by about four cents per share".

        PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $1.7 billion in 2002. PCA operates four paper mills and 64 corrugated product plants in 25 states across the country.

CONTACT:

Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA's Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America Earnings Conference Call
WHEN:	Thursday, January 23, 2003 9:30 a.m. Eastern Time
NUMBER:	(877) 679-9055 (U.S. and Canada) and (952) 556-2808 (International) Dial in by 9:15 a.m. Eastern Time Conference Call Leader: Mr. Paul Stecko
WEBCAST:	http:///www.packagingcorp.com
REBROADCAST DATES:	January 23, 2003 10:30 a.m. Eastern Time through January 29, 2003 11:59 a.m. Eastern Time
REBROADCAST NUMBER:	(800) 615-3210 (U.S. and Canada), or (703) 326-3020 (International) Passcode: 6374518

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future financial condition, our industry and our business strategy. Statements that contain words such as " will", "should","anticipate","believe", "expect", "intend", "estimate"' "hope" or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA's current expectations are those identified under the caption "Risk Factors" in PCA's Registration Statements on Form S-4 and Form S-1 filed with the Securities and Exchange Commission and available at the SEC's website at "www.sec.gov".

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended December 31,
(in millions, except per share data)	2002	2001
Net Sales	$418.2	$413.1

Operating Income(1)	35.5	48.6

Interest Expense	16.4	17.8
Income Tax Expense	6.7	11.8

Income Before Extraordinary Loss	12.4	19.0
Extraordinary Loss, Net of Tax	—	(0.6)

Net Income Available to Common Stockholders	$12.4	$18.4

Earnings per Share:
Basic Earnings per Share	$0.12	$0.17

Diluted Earnings per Share	$0.12	$0.17

EBITDA(2)	$73.8	$84.9

Basic Common Shares Outstanding	104.5	105.5
Diluted Common Shares Outstanding	106.4	107.9
Supplemental Financial Items:
($ MM)
Capital Spending	$35.0	$35.2
Long Term Debt	$742.2	$795.2
Cash Balance	$131.3	$82.5

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Full Year Ended December 31,
(in millions, except per share data)	2002	2001
Net Sales	$1,735.9	$1,790.0

Operating Income(1)	145.3	249.5

Interest Expense	67.7	74.1
Income Tax Expense	29.4	67.9

Income before Extraordinary Loss and Cumulative Effect of a Change in Accounting Principle	48.2	107.5
Extraordinary Loss, Net of Tax	—	(0.6)
Cumulative Effect of a Change in Accounting Principle, Net of Tax(3)	—	(0.5)

Net Income Available to Common Stockholders	$48.2	$106.4

Earnings per Share:
Basic Earnings per Share	$0.46	$1.00

Diluted Earnings per Share	$0.45	$0.98

EBITDA(2)	$294.7	$391.0

Basic Common Shares Outstanding	105.1	106.3
Diluted Common Shares Outstanding	107.2	108.8
Supplemental Financial Items:
($ MM)
Capital Spending	$107.4	$131.2

Notes to Consolidated Earnings Results

(1)
"Operating Income" is defined as income before interest, taxes and extraordinary items.

(2)
"EBITDA" is defined as operating income plus depreciation, depletion and amortization.

(3)
Represents the impact of the adoption of FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001.

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  Exhibit 99.1